                                                                      EXHIBIT 11

                      NORRELL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
          (Dollars and shares in thousands, except per share amounts)


                                          Three Months Ended       Six Months Ended
                                          ------------------      ------------------
                                           April 28, April 30,     April 28, April 30,
                                             1996      1995          1996      1995
                                             ----      ----          ----      ----
Income Available to Common Shares
Primary:
   Net income applicable to common stock    $ 6,033   $ 3,981       $11,004   $ 7,780
                                            =================       =================
Weighted Average Shares
Primary:
   Common shares                             22,368    21,912        22,318    22,042
   Common share equivalents applicable to     1,560     1,324         1,534     1,280
     stock options                          -----------------       -----------------
     Total                                   23,928    23,236        23,852    23,322
                                            =================       =================
Earnings Per Share
Primary:
   Net income applicable to common stock    $  0.25   $  0.17        $ 0.46    $ 0.33
                                            =================       =================



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

                                                                      EXHIBIT 11

                      NORRELL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
          (Dollars and shares in thousands, except per share amounts)


                                           Three Months Ended       Six Months Ended
                                           ------------------      -------------------
                                           April 28, April 30,     April 28, April 30,
                                             1996      1995          1996      1995
                                             ----      ----          ----      ----
Income Available to Common Shares
Fully Diluted:
   Net income applicable to common stock    $ 6,033   $ 3,981       $11,004   $ 7,780
                                            =================       =================
Weighted Average Shares
Fully Diluted:
   Common shares                             22,368    21,912        22,318    22,042
   Common share equivalents applicable to     1,864     1,456         1,888     1,498
     stock options                          -----------------       -----------------
     Total                                   24,232    23,368        24,206    23,540
                                            =================       =================
Earnings Per Share (a)
Fully Diluted:
   Net income applicable to common stock    $  0.25   $  0.17       $  0.45   $  0.33
                                            =================       =================



(a) This calculation is submitted in accordance with Regulation S-K 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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